Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Robert Ferris D +1 215 255 7981 Robert.Ferris@axalta.com

For Immediate Release
AXALTA ANNOUNCES RECEIPT OF REQUISITE CONSENTS AND EXPIRATION OF CONSENT SOLICITATIONS

Philadelphia, PA, October 29, 2018 - Axalta Coating Systems Ltd. (NYSE: AXTA) (the “Company”) today announced that, according to information provided by D.F. King, as information and tabulation agent, each of Axalta Coating Systems, LLC (the “2024 Notes Issuer”) and Axalta Coating Systems Dutch Holding B B.V. (the “2025 Notes Issuer” and, together with the 2024 Notes Issuer, the “Issuers”), each an indirect wholly owned subsidiary of the Company, has received the Requisite Consents (as defined below) in its previously announced solicitation (together, the “Consent Solicitations”) of consents (the “Consents”) to amend the indentures (the “Indentures”) relating to (i) the 2024 Notes Issuer’s 4.250% Senior Notes due 2024 (the “2024 Euro Notes”) and 4.875% Senior Notes due 2024 (the “2024 Dollar Notes” and, together with the 2024 Euro Notes, the “2024 Notes”) and (ii) the 2025 Notes Issuer’s 3.75% Senior Notes due 2025 (the “2025 Notes” and, together with the 2024 Notes, the “Notes”), solely upon the terms and subject to the conditions set forth in the applicable Consent Solicitation Statement, each dated October 18, 2018 (the “Consent Solicitation Statements”).
Each of the Consent Solicitations expired at 5:00 p.m., New York City time, on October 29, 2018 (such time on such date, the “Expiration Date”). Any Consents received prior to the Expiration Date may not be revoked.
The Consent Solicitations were conducted in order to permit the Company and its subsidiaries to effect certain corporate transactions as part of a potential internal reorganization of certain of the Company’s subsidiaries (the “Proposed Restructuring”) and certain potential future reorganizations involving the Company.
The proposed amendments (the “Proposed Amendments”), as more fully described in the Consent Solicitation Statements, would, if effected, (i) add the Company and certain wholly owned subsidiaries of the Company as guarantors of the Notes, (ii) provide that (A) at the time the Proposed Amendments become operative, the covenants of the Indentures will generally apply to the Company and its restricted subsidiaries and (B) upon an election by the relevant Issuer at any time thereafter, a successor parent guarantor may be designated and, upon the effectiveness of the guarantee of such successor parent guarantor, the covenants of the applicable Indenture will generally apply to such successor parent guarantor and its restricted subsidiaries, (iii) otherwise amend the Indentures in order to effect the Proposed Restructuring and (iv) update guarantee limitations for certain of the guarantors.
The Consent Solicitations are each subject to customary conditions, including, among other things, the receipt of valid and unrevoked Consents with respect to a majority in aggregate principal amount of the 2024 Notes or 2025 Notes, as applicable (the “Requisite Consents”), prior to the Expiration Date. The Company informed Wilmington Trust, National Association, the trustee under each of the Indentures (the “Trustee”), on October 26, 2018, that the Requisite Consents with respect to each of the Consent Solicitations had been validly delivered and not revoked.
Accordingly, on October 26, 2018, (i) the 2024 Notes Issuer, the new guarantors party thereto and the Trustee entered into a supplemental indenture reflecting the Proposed Amendments (the “2024 Supplemental Indenture”) and (ii) the 2025 Notes Issuer, the new guarantors party thereto and the Trustee entered into a supplemental indenture reflecting the Proposed Amendments (the “2025 Supplemental Indenture” and, together with the 2024 Supplemental Indenture, the “Supplemental Indentures”). Although each Supplemental Indenture became effective upon its execution and delivery, the Proposed Amendments with respect to a Supplemental Indenture shall become operative only after the other conditions described in the applicable Consent Solicitation Statement are satisfied and the applicable aggregate cash payment equal to the amount set forth in the table below (the “Consent Fee”) is paid with respect to Notes for which Consents to the Proposed Amendments were validly delivered and not revoked prior to the Expiration Date:

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Notes	CUSIP Numbers	ISIN Numbers	Aggregate Principal Amount Outstanding	Consent Fee
4.250% Senior Notes due 2024	N/A	XS1468536419 XS1468538035	€335,000,000	€2.50 per €1,000 principal amount
4.875% Senior Notes due 2024	05453GAA3 U0507PAA7 05453GAB1	US05453GAA31 USU0507PAA76 US05453GAB14	$500,000,000	$2.50 per $1,000 principal amount
3.75% Senior Notes due 2025	N/A	XS1492656944 XS1492656787	€450,000,000	€2.50 per €1,000 principal amount

The Issuers each expect to make payment of the applicable Consent Fee on or around October 31, 2018.
Barclays Capital Inc. acted as solicitation agent and D.F. King acted as information and tabulation agent in connection with the Consent Solicitations.
This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of Consents with respect to the Proposed Amendments or any securities. The Consent Solicitations were not made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.
Copies of the Consent Solicitation Statements and other documents related to the Consent Solicitations are available on the consent website: https://sites.dfkingltd.com/axalta.
Cautionary Statement Concerning Forward-Looking Statements
This announcement may contain certain forward-looking statements regarding the Company and its subsidiaries and the Proposed Amendments. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control, as well as risks and uncertainties associated with a transition in the Company’s leadership, that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect the Company’s business performance and financial results is available in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” section within the Company’s most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
About Axalta Coating Systems
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the approximately 14,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com.

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